EXHIBIT 10.1

KATHLEEN A. HERKENHOFF (168562)
kah@weiserlawfirm.com
THE WEISER LAW FIRM, P.C.
12707 High Bluff Drive, Suite 200
San Diego, CA 92130
Telephone: (858) 794-1441
Facsimile:  (858) 794-1450
Co-Lead Counsel for Plaintiffs

[Additional counsel appear on signature page.]
UNITED STATES DISTRICT COURT
CENTRAL DISTRICT OF CALIFORNIA
WESTERN DIVISION
IN RE CYTRX CORP. STOCKHOLDER DERIVATIVE LITIGATION This Document Relates To: ALL ACTIONS.	) ) ) ) ) ) ) ) ) ) ) ) )	Master File No. 2:14-cv-06414-GHK (PJWx) STIPULATION AND AGREEMENT OF SETTLEMENT

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement dated April 1, 2016 (the "Stipulation"), is made and entered into by and among the following Parties (as defined further herein), to the consolidated shareholder derivative action captioned In re CytRx Corp. Stockholder Derivative Litigation, pending before the U.S. District Court, Central District of California, Western Division (the "Federal Court" or the "Court") under Master File No. 2:14-cv-06414-GHK (PJWx), (the "Action"), each by and through their respective counsel: (i) plaintiffs Jared Pankratz ("Pankratz") and Jack Taylor ("Taylor," and together with Pankratz, "Plaintiffs"), derivatively on behalf of CytRx Corporation ("CytRx" or the "Company"); (ii) the Individual Defendants (as defined herein); and (iii) nominal defendant CytRx (together with the Individual Defendants, "Defendants"). This Stipulation is intended by the Parties to fully, finally and forever resolve, discharge and settle the above-captioned litigation and all Released Claims (as defined herein), upon and subject to the terms and conditions hereof.
I.	BACKGROUND AND PROCEDURAL HISTORY
CytRx, a Delaware corporation maintaining its corporate headquarters in Los Angeles, California, is a publicly-traded biopharmaceutical research and development company.
On August 14, 2014, plaintiff Pankratz filed a shareholder derivative complaint in the Federal Court on behalf of nominal defendant CytRx, captioned Pankratz v. Kriegsman, et. al., Case No. 14-cv-06414 (the "Pankratz Action").  On August 15, 2015, plaintiff Taylor filed a substantially similar shareholder derivative complaint on behalf of nominal defendant CytRx in the Federal Court captioned Taylor v. Kriegsman, et. al., Case No. 14-cv-06451 (the "Taylor Action").

Plaintiffs asserted claims derivatively on behalf of CytRx against certain current and former CytRx senior officers and members of the Company's Board of Directors (the "Board") for breach of fiduciary duty for disseminating false and misleading information; for breach of fiduciary duty for failing to maintain internal controls; for unjust enrichment; for gross mismanagement; for abuse of control; and for insider selling and misappropriation of information, relating to the Company's retention of a stock promotion firm, the DreamTeam Group ("DreamTeam") and/or the granting of stock options to officers and directors of CytRx in December 2013.

The website SeekingAlpha.com had published an article on March 13, 2014 that claimed that DreamTeam caused a series of paid promotional articles regarding CytRx and its products to be published, without disclosing payment, and further alleged that members of CytRx management had reviewed and edited the DreamTeam articles.  Plaintiffs alleged that the Individual Defendants and DreamTeam failed to disclose a paid relationship between DreamTeam (and their agents) and CytRx; that DreamTeam conducted a misleading promotional campaign designed to boost CytRx's stock price which included, inter alia, the publication of a series of articles and comments on investor websites touting CytRx and its products between September 18, 2013 and February 10, 2014; and that DreamTeam's promotional campaign was coordinated with CytRx's own public statements and filings during that time frame.  Plaintiffs also alleged that the DreamTeam promotional campaign artificially inflated the Company's stock price prior to a secondary offering of Company stock completed in February 2014.  In addition, Plaintiffs asserted claims based on allegations of the "spring loading" of stock options issued to officers and directors of CytRx in connection with the annual stock option grants in December 2013.

On October 3, 2014, Plaintiffs and Defendants filed a joint stipulation to consolidate the Pankratz Action and the Taylor Action and appoint Co-Lead Counsel, which the Federal Court granted on October 8, 2014.

On December 20, 2014, Defendants moved to dismiss the Action pursuant to: (a) Fed. R. Civ. P. 23.1 ("Rule 23.1") for failure to make a pre-suit demand on the Board; (b) Fed. R. Civ. P. 12(b)(6) ("Rule 12(b)(6)") for failure to state a claim upon which relief can be granted, and (c) Fed. R. Civ. P. 12(b)(3) ("Rule 12(b)(3)") for improper venue based on the Company's forum-selection bylaw, which provides:

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding on behalf of the corporation, (ii) any action asserting a claim for breach of fiduciary duty owed by any director, officer, employee or agent of the corporation to the corporation or the corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or the by-laws of the corporation or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section. (Emphasis supplied.)

Alternatively, Defendants moved to stay the Action in favor of a federal securities fraud class action pending in the Federal Court captioned In re CytRx Corp. Securities Litig., No. 14-cv-01956 (C.D. Cal.) (the "Federal Securities Action") and/or a consolidated shareholder derivative action then pending in the Delaware Court of Chancery (the "Delaware Court") captioned In re CytRx Corp. Stockholder Deriv. Litig., C.A. No. 9864-VCL (the "Delaware Action").  Plaintiffs filed briefs in opposition to Defendants' motions on November 6, 2014, and Defendants filed reply briefs on November 20, 2014.  On December 8, 2014, the Federal Court ordered supplemental briefing relating to Defendants' Motion to Stay, which Plaintiffs and Defendants submitted on December 15, 2014 and December 22, 2014, respectively.

On January 8, 2015, the Federal Court entered an Order staying the Action pending the resolution of the Delaware Action (the "Stay Order").  In the Stay Order, however, the Federal Court stated that it would nonetheless "remain open" pending any subsequent developments in the Delaware Action that might necessitate vacating the stay of the Federal Action.

On February 27, 2015, Plaintiffs filed a motion to vacate the stay of this Action (the "Motion to Vacate Stay"), based on subsequent developments in the Delaware Action.  Specifically, Plaintiffs' Motion to Vacate Stay was based on the Delaware Court's stay of derivative claims arising from allegations regarding DreamTeam's stock promotion campaign.  Briefing by the Parties in connection with the Plaintiffs' Motion to Vacate Stay was completed on March 16, 2015.

In and around February 2015, the Parties commenced discussions regarding a potential resolution of the Federal Action and, in pursuance thereof, agreed to participate in mediation.  The Parties retained the Hon. Dickran M. Tevrizian (Ret.) (the "Mediator" or "Judge Tevrizian"), an experienced mediator and former U.S. District Court Judge for the Central District of California.  On April 6, 2015, in furtherance of the Parties' settlement discussions, counsel for Plaintiffs sent counsel for Defendants a detailed settlement demand.  On April 15, 2015, Plaintiffs and Defendants submitted mediation statements to Judge Tevrizian.  On April 23 and 24, 2015, counsel for the Parties to the Federal Action (along with counsel for the parties to the Federal Securities Action, the Delaware Action, and a securities class action pending in Los Angeles County Superior Court) participated in day-long, in-person mediation sessions with Judge Tevrizian in Los Angeles, California (the "Mediation").  Counsel for Plaintiffs and Defendants attended both days of the Mediation, but their efforts to reach a final resolution were unsuccessful at that time and the Federal Action did not settle at the conclusion of the Mediation.

Nonetheless, the submissions made by the Parties and other communications in connection with the Mediation served as the basis for an extended series of subsequent settlement communications and discussions, with the assistance of the Mediator.

On June 1, 2015, the parties to the Delaware Action announced that they had reached an agreement on a proposed settlement of that litigation.  The settlement of the Delaware Action was subsequently approved by an Order and Final Judgment entered by the Delaware Court on November 20, 2015.  The release provision set forth in the settlement agreement in the Delaware Action specifically excluded the release of the Plaintiffs' derivative "claims asserted in [the Federal Action], other than any and all allegations and claims relating to the issuance of stock option grants."

On June 24, 2015, the Federal Court granted Plaintiffs' Motion to Vacate Stay,  lifting the stay it previously entered in favor of the Delaware Action.  The Federal Court relied on statements from the Delaware Action plaintiffs at a January 8, 2015 hearing demonstrating that, contrary to the complaint in the Delaware Action, they were not likely to pursue relief based on the DreamTeam stock promotion allegations—which statements the Federal Court concluded were confirmed by the Delaware Action settlement agreement, which resolved the spring-loaded stock option claims but not the DreamTeam stock promotion claims.  The Federal Court also denied Defendants' prior motion to stay the Action in favor of the Federal Securities Action.  The Federal Court further denied Defendants' motion to dismiss pursuant to Rule 12(b)(3) for improper venue, finding that an argument for dismissal based on the Company's forum-selection by-law should be brought pursuant to the doctrine of forum non conveniens and not Rule 12(b)(3).  The Federal Court permitted Defendants to file a motion to dismiss on the grounds of forum non conveniens based on the Company's forum-selection bylaw within thirty days.  The Federal Court denied without prejudice Defendants' motion to dismiss pursuant to Rule 23.1 and, likewise, stated that Defendants should renew their Rule 12(b)(6) motion "only if we determine that this is the appropriate venue for Plaintiffs' suit."

On July 24, 2015, Defendants filed their motion to dismiss on the grounds of forum non conveniens (the "FNC Motion").  The Parties completed briefing on the FNC Motion on September 9, 2015.  On October 30, 2015, the Court granted the FNC Motion and the Action was dismissed without prejudice to Plaintiffs' right to file their derivative claims in the Delaware Court (the "October 30 Order").

On November 17, 2015, Plaintiffs instead filed a Notice of Appeal with the U.S. Court of Appeals for the Ninth Circuit (the "Ninth Circuit"), with the appeal captioned Pankratz et al. v. Kriegsman et al. and docketed in the Ninth Circuit as Case No. 15-56773 (the "Appeal").

Throughout the period following the Mediation, the briefing of the Motion to Vacate Stay and the FNC Motion, and the pendency of the Appeal, counsel for the Parties continued settlement discussions with the assistance of Judge Tevrizian.  By the first week of December 2015, the material terms of the settlement had largely been agreed to by the Parties.

On December 23, 2015, the Parties executed a Memorandum of Understanding (the "MOU") documenting their binding agreement to settle the Federal Action.  For the limited purpose of effectuating the Settlement, CytRx consented, and hereby consents, pursuant to and as permitted by its forum-selection bylaw, to the selection of this Court as an alternative forum to the Delaware Court of Chancery for a shareholder derivative action.

On February 11, 2016, in light of the MOU and with the assistance of Ann Julius, the Ninth Circuit mediator, the Parties filed a stipulated motion to dismiss the Appeal voluntarily pursuant to Fed. R. App. P. 42(b), without prejudice to reinstatement in the event that this Court does not enter a final order approving the Settlement or such final order is not affirmed on appeal.  The Ninth Circuit granted the Parties' stipulated motion on February 19, 2016.

On February 25, 2016, the Parties filed with this Court a Notice of Settlement and Request to Stay the proceedings until March 25, 2016 to allow the Parties to prepare this Stipulation of Settlement, which request the Court granted on February 26, 2016.  On March 29, 2016, the Parties filed a Request to Extend the Stay of Proceedings until April 4, 2016, which request the Court granted on March 30, 2016.
II.	CLAIMS OF THE PLAINTIFFS AND BENEFITS OF SETTLEMENT

Plaintiffs believe that the claims they have asserted in the Action on behalf of CytRx have merit.  Plaintiffs, however, recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Action against the Individual Defendants through trial and appeal(s).  Plaintiffs and their counsel have also taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Action, as well as the difficulties and delays inherent in such litigation and the potential difficulties in collecting upon any judgment.  Plaintiffs and their counsel are also mindful of the inherent problems of proof and possible defenses to the claims asserted in the Action.  Based on their evaluation, Plaintiffs and their counsel have determined that the Settlement set forth in this Stipulation is fair, reasonable and adequate and in the best interests of CytRx and CytRx stockholders.  Plaintiffs' Counsel also believes that the Settlement set forth in this Stipulation confers substantial benefits upon CytRx and its stockholders.  Plaintiffs' Counsel base this conclusion upon, among other things, the nature of the issues and relief, their extensive investigation during the development, initiation, prosecution, and settlement of the Action, which included: (i) inspecting, reviewing and analyzing the Company's public filings with the U.S. Securities and Exchange Commission ("SEC"), press releases, announcements, transcripts of investor conference calls, and news articles; (ii) researching corporate governance issues; (iii) researching the applicable law with respect to the claims asserted in the Action and the potential defenses thereto; (iv) preparation and filing of their respective shareholder derivative complaints; (v) opposing multiple motions to dismiss and/or stay the Action; (vi) preparing and submitting a detailed mediation statement; (vii) preparing and submitting multiple detailed settlement demands; (viii) participating in the two day in-person Mediation in Los Angeles before Judge Tevrizian; (ix) reviewing over 1,250 pages of confidential, non-public documents provided by Defendants; and (x) participating in extensive confidential settlement discussions and other communications with the Mediator and counsel for Defendants.

III.	DEFENDANTS' DENIALS OF WRONGDOING AND LIABILITY
Defendants have denied, and continue to deny, that they committed or aided and abetted the commission of any unlawful or wrongful acts alleged in the Action, and expressly maintain that they diligently and scrupulously complied with their fiduciary duties and other legal duties.  Defendants are entering into the Stipulation solely because the proposed Settlement will eliminate the burden and expense of further litigation.  Defendants, without admitting any liability, have concluded that it is desirable that the claims and allegations against them be settled on the terms reflected in this Stipulation and the settlement of the Action on such terms is fair, reasonable, adequate and in the best interests of CytRx and its stockholders.
IV.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT
NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Plaintiffs (derivatively on behalf of CytRx), the Individual Defendants and CytRx, by and through their respective counsel or attorneys of record, as follows:

1.	Definitions
As used in this Stipulation, the following terms have the meanings specified below.  In the event of any inconsistency between any definition set forth below and any definition set forth in any other document related to the Settlement set forth in this Stipulation, the definitions set forth below shall control.
1.1 "Action" means the stockholder derivative actions consolidated under and captioned In re CytRx Corp. Stockholder Derivative Litigation, Case No. 2:14-cv-6414-GHK (PJW), pending in the U.S. District Court, Central District of California, Western Division.
1.2 "Court" or the "Federal Court" means the U.S. District Court, Central District of California, Western Division.
1.3 "CytRx" or the "Company" means CytRx Corporation, including, but not limited to, its predecessors, successors, controlling stockholders, partners, joint venturers, subsidiaries, affiliates, divisions and assigns.
1.4 "Defendants" means the Individual Defendants and nominal defendant CytRx.
1.5 "Effective Date" means the first date by which all of the events and conditions specified in ¶ 6.1 of this Stipulation have been met and have occurred.
1.6 "Final" means that the Court has entered an order approving the Settlement in accordance with this Stipulation, an such order is finally affirmed on appeal or is no longer subject to appeal and the time for petition for re-argument, appeal or review, by leave, right, certiorari or otherwise, has expired.
1.7 "Individual Defendants" means defendants John Y. Caloz, Louis Ignarro, Steven A. Kriegsman, Joseph Rubinfeld, Richard L. Wennekamp, Marvin L. Selter, and Max E. Link.1
1.8 "Mediator" means the Hon. Dickran M. Tevrizian (Ret.).
1.9 "Notice" means the notice of the Settlement to be provided by CytRx, substantially in the form attached hereto as Exhibit C

1  Messrs. Link and Selter passed away during the pendency of the Action.  Notices of their deaths were filed and served on October 20, 2014 and November 10, 2014.

1.10 [intentionally left blank]
1.11 "Order and Final Judgment" or "Judgment" means the order and final judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit D.
1.12 "Parties" means, collectively, each of: (i) the Plaintiffs, derivatively on behalf of CytRx; (ii) the Individual Defendants; and (iii) CytRx.
1.13 "Person" means an individual, corporation, limited liability company, professional corporation, partnership, limited partnership, limited liability partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.
1.14 "Plaintiffs" means plaintiffs Jared Pankratz and Jack Taylor.
1.15 "Plaintiffs' Counsel" means The Weiser Law Firm, P.C. and the Shuman Law Firm.
1.16 "Preliminary Approval Order" means the Order to be entered by the Court, substantially in the form of Exhibit B attached hereto, including, inter alia, preliminarily approving the terms and conditions of the Settlement as set forth in this Stipulation, directing that Notice be provided to CytRx stockholders, and scheduling a Settlement Hearing (defined below) to consider whether the Settlement should be finally approved and to rule on Plaintiffs' Counsel's Fee Application (defined herein).
1.17 "Related Persons" means each of a Person's spouses, heirs, executors, estates, or administrators, each of a Person's present and former attorneys, legal representatives, and assigns in connection with the Action, and all of a Person's past and present directors, officers, agents, advisors, employees, affiliates, predecessors, successors, and parents.
1.18 [intentionally left blank]
            1.19 "Released Claims" means all actions, suits, claims, demands, rights, liabilities, and causes of action, including both known claims and Unknown Claims (as defined herein), that have been or that might have been asserted by Plaintiffs, CytRx or any CytRx stockholder derivatively on behalf of CytRx against any Released Persons that are based upon or related to the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were alleged in the Action including any and all claims arising out of the institution, prosecution, settlement or resolution of litigation against any Released Person.   Notwithstanding the foregoing, Released Claims shall not include claims to enforce the Settlement or any Fee Award (defined herein).  The Settlement also is not intended to and does not release the direct claims asserted in the Federal Class Action, In re CytRx Corp. Sec. Litig., No. 14-cv-01956 (C.D. Cal.).
1.20 "Released Persons" shall mean the Defendants or any of their families, parent entities, controlling persons, associates, affiliates or subsidiaries and each and all of their respective past or present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, entities providing fairness opinions, underwriters, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors and assigns.
1.21  "Settlement" means the settlement documented in this Stipulation.
1.22 "Settlement Hearing" means a hearing by the Court to review this Stipulation and determine: (i) whether to enter the Final Order and Judgment; and (ii) all other matters properly before the Court.

1.23 "Unknown Claims" means any and all claims that were alleged or could have been alleged in the Action by Plaintiffs, CytRx or any CytRx stockholder
    1.24   derivatively on behalf of CytRx, which any Plaintiffs, CytRx, or CytRx stockholders derivatively on behalf of CytRx, do not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons, including claims which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released Persons, or might have affected his, her or its decision not to object to this Settlement.  With respect to any and all Released Claims, the Parties stipulate and agree that, upon the Effective Date, the Plaintiffs and CytRx shall expressly waive, and each of CytRx' stockholders by operation of the Judgment shall have, expressly waived, the provisions, rights and benefits of California Civil Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties acknowledge that they may discover facts in addition to or different from those now known or believed to be true by them, with respect to the Released Claims, as the case may be, but it is the intention of the Parties to completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all of the Released Claims known or unknown, suspect or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts.

2.	Settlement Consideration

CytRx, through its Board, shall adopt and implement the comprehensive set of corporate governance measures (the "Reforms") attached as Exhibit A to this Stipulation, including adopting resolutions and amending committee charters to the extent necessary for the implementation of the Reforms.  The Action was a factor in the decision to agree to adopt and implement the Reforms. CytRx acknowledges that the Reforms confer a substantial and material benefit on CytRx and current CytRx stockholders.

3.	Procedure for Implementing the Settlement
3.1 Within five (5) business days after execution of this Stipulation, Plaintiffs shall submit the Stipulation together with its related documents to the Court, and shall apply to the Court for entry of the Preliminary Approval Order, in the form annexed hereto as Exhibit B.

3.2 CytRx shall undertake the administrative responsibility for giving notice to CytRx stockholders at the time of entry of the Preliminary Approval Order and CytRx shall be responsible for all costs and expenses related to the Notice.  Within ten (10) business days of the Court's entry of the Preliminary Approval Order, CytRx shall commence mailing the Notice to CytRx stockholders who were stockholders of record at the time of the entry of the Preliminary Approval Order.

3.3 At least twenty (20) business days prior to the Settlement Hearing, CytRx's counsel shall serve on all counsel in the Action and file with the Court an appropriate affidavit or declaration with respect to the notice to be given to CytRx stockholders pursuant to ¶ 3.2.

4.	Releases
4.1 Upon the Effective Date, CytRx, Plaintiffs (each acting on his own behalf and derivatively on behalf of CytRx), and each of CytRx's stockholders (solely in their capacity as CytRx stockholders) shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged the Released Claims against the Released Persons and any and all claims arising out of, relating to, or in connection with, the defense, settlement or resolution of the Action against the Released Persons.  CytRx, Plaintiffs (each acting on his own behalf and derivatively on behalf of CytRx) and each of CytRx's stockholders (solely in their capacity as CytRx stockholders) shall

4.2 be deemed to have, and by operation of the Judgment shall have, covenanted not to sue any Released Person with respect to such Released Claims, and shall be permanently barred and enjoined from instituting, commencing or prosecuting the Released Claims against the Released Persons except to enforce the releases and other terms and conditions contained in this Stipulation and/or Judgment entered pursuant thereto.

4.3  Upon the Effective Date, Defendants shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged Plaintiffs and Plaintiffs' Counsel from all claims (including Unknown Claims) arising out of, relating to, or in connection with, the institution, prosecution, assertion, settlement or resolution of the Action or the Released Claims.  Nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of the Stipulation or any Fee Award.

5.	Plaintiffs' Counsel's Attorneys' Fees and Expenses
5.1  After conclusion of negotiations for the material substantive terms of the Settlement, and with the assistance of the Mediator, counsel separately negotiated at arm's length the amount of attorneys' fees and expenses to be paid to Plaintiffs' Counsel.  As a result of these negotiations, and in recognition of the substantial benefits conferred upon CytRx and CytRx stockholders as a direct result of the initiation, prosecution, pendency and settlement of the Action, the Company and Plaintiffs' Counsel agreed that Plaintiffs' Counsel will request Court approval of a payment of CytRx stock as set forth below ("Settlement Stock"), as the award of fees and expenses to Plaintiffs' Counsel (the "Fee Award"), and that Defendants will not oppose or object to the requested Fee Award.  Defendants shall bear no responsibility for the allocation or distribution of the Fee Award among Plaintiffs' Counsel.  The Parties mutually agree that the Fee Award is fair and reasonable in light of the substantial benefits conferred upon CytRx and CytRx stockholders by this Settlement.  Except to the extent specifically provided in this paragraph, neither

5.2 CytRx, nor the Individual Defendants, nor any of their insurers shall have any obligation to pay or cause to be paid, any fees, costs or expenses to Plaintiffs or Plaintiffs' Counsel.

5.3 The Settlement Stock shall consist of Seven Hundred Thousand Dollars ($700,000.00) worth of shares of CytRx common stock, which shall be valued for this purpose as set forth below.  The Settlement Stock will be identical in all respects to CytRx's currently outstanding shares of common stock.  Subject to § 5.5, the Parties intend that the issuance by CytRx of the Settlement Stock be exempt from registration under the Securities Act pursuant to section 3(a)(10) of the Securities Act, 15 U.S.C. § 77c(a)(10) (the "section 3(a)(10) exemption"), in that the Settlement Stock will be issued to or for the benefit of Plaintiffs' Counsel for payment of the Fee Award under the terms of this Stipulation.  Pursuant to section 3(a)(10) of the Securities Act, the Court's judgment of the fairness of the Settlement may serve as a substitute for the registration requirements of the Securities Act with regard to any Settlement Stock.  At the Settlement Hearing, the Court will be asked to find that, with regard to the Settlement Stock being issued to Plaintiffs' Counsel for the Fee Award, the terms and conditions of, and the procedures for, the proposed issuance are fair to all those who will receive Settlement Stock for the Fee Award.

5.4 The number of shares of Settlement Stock shall equal the quotient determined by dividing Seven Hundred Thousand Dollars ($700,000.00) by the "Valuation Price," which shall equal the volume-weighted average price ("VWAP") of CytRx common stock as reported on The NASDAQ Stock Market for the fifteen (15) consecutive trading days ending on the trading day immediately preceding the date the Court enters the Final Order and Judgment (the "Valuation Period"), except that the Valuation Price shall be at least $2.50 per share and shall not exceed $3.75 per share.  No fractional share of Settlement Stock shall be issued, and any fractional share of Settlement Stock will be rounded up or down to the nearest whole share.

5.5 To the extent applicable, the number of shares of Settlement Stock will be adjusted to account for stock splits, reverse stock splits, and other similar actions taken by CytRx prior to the issuance of the Settlement Stock to Plaintiffs' Counsel.  In the event CytRx is sold, acquired or merges prior to the issuance of the Settlement Stock to Plaintiffs' Counsel, for purposes of the sale, acquisition or merger the Settlement Stock will be treated as if the Settlement Stock had been issued and was outstanding and distributed immediately prior to the sale, acquisition or merger and will receive the same proportionate treatment as other outstanding shares of CytRx common stock.  In this event, the number of shares of Settlement Stock shall be determined in the manner described in ¶ 5.3, except that the Valuation Period shall be the twenty (20) consecutive trading days ending on the trading day immediately preceding the announcement of the sale, acquisition or merger.

5.6 To the extent that the section 3(a)(10) exemption is available with respect to the issuance of the Settlement Stock, the Settlement Stock generally will be freely saleable and transferable by recipients thereof.  To the extent that CytRx determines, in its discretion, that the section 3(a)(10) exemption from registration is not available with respect to the issuance of the Settlement Stock, the Settlement Stock will be issued by CytRx pursuant to another available exemption from registration under the Securities Act for transactions not involving a public offering and CytRx, at its expense, will file a Registration Statement on Form S‑3 under the Securities Act covering  the resale of the Settlement Stock from time to time by Plaintiffs' Counsel and will use CytRx's best efforts to obtain the effectiveness of the Registration Statement as soon as possible.

5.7 Within five (5) business days of the date the Court enters the Order and Final Judgment, substantially in the form of Exhibit D, CytRx shall issue the Settlement Stock to Plaintiffs' Counsel.  The reasonable costs and expenses of the transfer agent for the common stock with respect to the issuance and delivery of the Settlement Stock to Plaintiffs' Counsel shall be paid by CytRx.

5.8 Other than with respect to the obligations undertaken by CytRx in this section 5, Defendants shall have no liability with respect to, or responsibility for, the sale of the Settlement Stock, or with respect to the trading value of, or any losses incurred by any party with respect to, any Settlement Stock.

5.9 The amount of any Fee Award ordered by the Court as a result of a ruling on the Fee Application, or agreed upon by the Parties and approved by the Court, shall be paid by CytRx to Plaintiffs' Counsel as set forth above, to the Shuman Law Firm and The Weiser Law Firm, P.C. as the receiving agents, notwithstanding the existence of any timely filed objections to the Settlement, or potential appeal(s), but subject to Plaintiffs' Counsel's joint and several obligation to refund any amounts by which the Fee Award may be subsequently reduced upon appeal or by collateral attack.

5.10 The Settlement of this Action is not contingent on approval of any Fee Award or the amount requested by Plaintiffs' Counsel.

5.11 Except as expressly provided herein, Plaintiffs and Plaintiffs' Counsel shall bear their own fees, costs and expenses, and no Released Person shall assert any claim for expenses, costs or fees against Plaintiffs or Plaintiffs' Counsel.

5.12 In the event that there is an appeal and any order approving the Settlement does not become Final, Plaintiffs' Counsel shall return to CytRx any and all unsold shares of Settlement Stock, and pay to CytRx the net proceeds to Plaintiffs' Counsel from the sale or other distribution by Plaintiffs' Counsel of any shares of Settlement Stock, without regard to Plaintiffs' Counsel's payment of any "Service Awards" as contemplated in ¶ 5.12 herein, consistent with such reversal or modification, within ten (10) business days after entry of such order.  Notwithstanding the foregoing, any reduction, reversal, modification or non-approval of the Fee Award shall not in any way delay or preclude the Order and Final Judgment from becoming Final.
5.13 Plaintiffs' Counsel has informed Defendants that Plaintiffs may apply for Court approval of service awards in the amount of $5,000 in CytRx stock for each Plaintiff (the "Service Awards"), in light of the benefits they have helped to create for CytRx and CytRx stockholders.  Each Service Award, to the extent that it is applied for and approved by the Court in whole or in part, shall be funded solely from the Fee Award to Plaintiffs' Counsel and any application for the Service Awards shall not increase the amount of the Fee Award.  Plaintiffs' Counsel may pay the Service Awards to the Plaintiffs from the Fee Award in either cash or in Settlement Stock after it is received by Plaintiffs' Counsel as payment of the Fee Award.  The Settlement of this Action is not contingent on approval of any Service Award or the amount requested by Plaintiffs.

6.	Conditions of Settlement, Effect of Disapproval, Cancellation or Termination
6.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:
A.
The dismissal with prejudice of the Action without the award of any damages, costs, fees or the grant of any further relief except for an award of fees and expenses the Court may make pursuant to ¶ 5 of this Stipulation;

B.	The entry of the Order and Final Judgment approving the proposed Settlement and providing for the dismissal with prejudice of the Action and approving the grant of the releases described herein;
C.	The inclusion in the Order and Final Judgment of a provision enjoining Plaintiffs, CytRx stockholders, and CytRx from asserting any of the Released Claims;
D.	The entry by the Court of the Order and Final Judgment substantially in the form of Exhibit D hereto; and
E.	The Order and Final Judgment has become Final.
6.2 If any of the conditions specified in ¶ 6.1 are not met, then this Stipulation shall be canceled and terminated unless the Parties mutually agree in writing, by and through their respective counsel, to proceed with the Stipulation.

6.3 In the event that the Stipulation or Settlement is not approved by the Court, or the Settlement is terminated for any reason, the Parties shall be restored to their respective positions in the Action as of the last date before this Stipulation, and all negotiations, proceedings, documents prepared and statements made in connection herewith, including this Stipulation and the MOU, shall be without prejudice to the Parties, shall not be deemed or construed to be an admission by any Party of any fault, liability or wrongdoing as to any facts, claims or defenses that have been or might have been alleged or asserted in the Action, or any other act or proceeding or each thereof, nor shall they be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in the Action, or in any other action or proceeding.  In such event, the terms and provisions of the Stipulation shall have no further force and effect with respect to the Parties and shall not be used in the Action or in any other proceeding for any purpose, and any judgment or orders entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc.  In such event, and as set forth in the MOU, the Parties shall be restored to their respective positions as to the October 30 Order and the Appeal shall be reinstated, to the extent Plaintiffs elect to pursue the Appeal at that time.

7.	Bankruptcy
7.1 In the event any proceedings by or on behalf of CytRx, whether voluntary or involuntary, are initiated under any chapter of the U.S. Bankruptcy Code, including any act of receivership, asset seizure, or similar federal or state law action ("Bankruptcy Proceedings"), the Parties agree to use their reasonable best efforts to obtain all necessary orders, consents, releases, and approvals for effectuation of this Stipulation in a timely and expeditious manner.

7.2 In the event of any Bankruptcy Proceedings by or on behalf of CytRx, the Parties agree that all dates and deadlines set forth herein will be extended for such periods of time as are necessary to obtain necessary orders, consents, releases and approvals from the Bankruptcy Court to carry out the terms and conditions of the Stipulation.

8.	Miscellaneous Provisions
8.1 The Parties (a) acknowledge that it is their intent to consummate this Stipulation; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of this Stipulation.

8.2 The Parties intend this Settlement to be a final and complete resolution of all disputes between Plaintiffs, the Individual Defendants, and CytRx with respect to the Action.  The Settlement comprises claims which are contested and shall not be deemed an admission by any Party as to the merits of any claim, allegation, or defense.  The Parties further agree that the claims are being settled voluntarily after consultation with competent legal counsel.

8.3 Pending final determination of whether the Settlement should be approved, all proceedings in the Action and all further activity between the Parties regarding or directed toward the Action, save for those activities and proceedings relating to this Stipulation and the Settlement, shall be stayed.

8.4 The Stipulation and the Settlement shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties and the Released Persons.  The Parties agree that this Stipulation will run to their respective successors-in-interest, and they further agree that any planned, proposed or actual sale, merger or change-in-control of CytRx shall not void this Stipulation, and that in the event of a planned, proposed or actual sale, merger or change-in-control of CytRx they will continue to seek final approval of this Stipulation expeditiously, including, but not limited to, the Settlement terms reflected in this Stipulation.

8.5 Pending the Effective Date of this Stipulation or the termination of the Stipulation according to its terms, Plaintiffs and any other CytRx stockholders, and their Related Persons, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Claims against any Released Person.

8.6 The provisions contained in this Stipulation (including any exhibits attached hereto) shall not be deemed a presumption, concession, or admission by any Party of any fault, liability, or wrongdoing, or lack of merit as to any facts or claims alleged or asserted in the Action or in any other action or proceeding, and shall not be interpreted, construed, deemed, invoked, offered, or received into evidence or otherwise used by any person in the Action or in any other action or proceeding, whether civil, criminal, or administrative, except in connection with any proceeding to enforce the terms of the Settlement or any Fee Award.  The Released Persons may file the Stipulation and/or the Order and Final Judgment in any action that has been or may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, good faith settlement, judgment bar or reduction, claim preclusion or issue preclusion, or any other theory.

8.7 The exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

8.8 The Stipulation may be amended or modified only by a writing signed by the signatories hereto.

8.9 This Stipulation and the exhibits attached hereto constitute the entire agreement among the Parties and no representations, warranties or inducements have been made to any Party concerning the Stipulation or any of its exhibits other than the representations, warranties and covenants contained and memorialized in such documents.  Except as otherwise provided herein, each Party shall bear its own costs.

8.10 Each counsel or other Person executing this Stipulation or its exhibits on behalf of any Party hereby warrants that such Person has the full authority to do so.

8.11 This Stipulation may be executed in one or more counterparts.  A faxed or pdf signature shall be deemed an original signature for the purposes of this Stipulation.  All executed counterparts, and each of them, shall be deemed to be one and the same instrument.  A complete set of counterparts, either originally executed or copies thereof, shall be filed with the Court.

8.12 Plaintiffs represent and warrant that they have been stockholders of CytRx at all relevant times, and that they continue to hold their stock in the Company.

8.13 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and the Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation.

8.14 This Stipulation and the exhibits attached hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Delaware, and the rights and obligations of the parties to this Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of Delaware without giving effect to that State's choice-of-law principles.

8.15 Plaintiffs have not assigned, encumbered, or in any manner transferred in whole or in part any of the Released Claims.

8.16 The Parties hereby represent that the Action was filed, prosecuted and defended in good faith and in accordance with federal and state law, including Rule 11 of the Federal Rules of Civil Procedure, and is being settled voluntarily after consultation with competent legal counsel without duress.

8.17 All agreements made and orders entered during the course of the Action relating to the confidentiality of information shall survive this Stipulation.

8.18 Without further order of the Court, the Parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.  If any of the conditions specified in ¶ 6.1 are not met, then the Stipulation shall be canceled and terminated unless counsel for the Parties mutually agree in writing to proceed with the Stipulation.

IN WITNESS WHEREOF, the Parties have caused the Stipulation to be executed by their duly authorized attorneys and dated April 1, 2016.
DATED: April 1, 2016	THE SHUMAN LAW FIRM KIP B. SHUMAN

KIP B. SHUMAN
Post-Montgomery Ctr. One Montgomery Street, Ste. 1800 San Francisco, CA 94104 Telephone: 303/861-3003
Co-Lead Counsel for Plaintiffs

DATED: April 1, 2016	THE WEISER LAW FIRM, P.C. BRETT D. STECKER

BRETT D. STECKER
22 Cassatt Avenue Berwyn, PA 19312 (610) 225-2677
Co-Lead Counsel for Plaintiffs

DATED: April 1, 2016	SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP THOMAS J. NOLAN ALLEN L. LANSTRA

THOMAS J. NOLAN
300 South Grand Avenue Los Angeles, CA 90071 (213) 687-5513
Counsel for Individual Defendants Steven A. Kriegsman, John Y. Caloz, Louis Ignarro, Joseph Rubinfeld and Richard L. Wennekamp

DATED: April 1, 2016	PEARSON, SIMON & WARSHAW LLP CLIFFORD H. PEARSON GEORGE S. TREVOR

CLIFFORD H. PEARSON
15165 Ventura Boulevard, Suite 400 Sherman Oaks, CA 91403 (818) 788-8300
Counsel for Nominal Defendant CytRx Corporation